Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Five Point Holdings, LLC on Form S-11 of our report dated March 18, 2016 (December 21, 2016 as to the disclosure of the Contribution and Sale Agreement in Note 1) related to the combined consolidated financial statements of Five Point Communities, LP and subsidiary and Five Point Communities Management, Inc. as of and for the years ended December 31, 2015 and 2014, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 7, 2017